Exhibit 4.28

MEMORANDUM OF AGREEMENT
Norwegian Shipbrokers' Association's
Memorandum of Agreement for sale and
purchase of ships. Adopted by BIMCO in 1956.
Code-name
SALEFORM 2012
Revised 1966, 1983 and 1986/87, 1993 and 2012

Dated:  17th October 2017

Jabor Shipping Company Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro,
Marshall Islands MH96960 (Name of sellers), hereinafter called the "Sellers", have agreed to sell, and

Technomar Shipping Inc. for and on behalf of Poseidon Container Holdings Corp. or nominated SPV
(Name of buyers), hereinafter called the "Buyers", have agreed to buy:

Name of vessel:	Great
Container Carrier 5,576 TEUs, DWT: 67,270 MT

IMO Number: 9267156

Classification Society: NIPPON KAIJI KYOKAI (Class NK)
Class Notation: NKK NS*(CNC)(IWS)(PSCM) MNS*(M0)

Year of Build: 2004	Builder/Yard: Koyo Dockyard Co., Ltd. Mihara, Japan

Flag: Marshall Islands	Place of Registration: Majuro	GT/NT: 66,332/25,247

hereinafter called the "Vessel", on the following terms and conditions:

Definitions

"MOA" means this Memorandum of Agreement dated 17th October 2017.

"Annex I" means the main terms agreed between Sellers and Buyers, which are hereto attached and is considered to be fully incorporated into this MOA.

"Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and Greece, United Kingdom, Germany (add additional jurisdictions as appropriate).

"Buyers' Nominated Flag State" means Marshall Islands (state flag state).

"Class" means the class notation referred to above.

"Classification Society" means the Society referred to above.

"Deposit" shall have the meaning given in Clause 2 (Deposit)

"Deposit Holder" means _________ (state name and location of Deposit Holder) or, if left blank, the Sellers' Bank, which shall hold and release the Deposit in accordance with this Agreement.
"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

"Parties" means the Sellers and the Buyers.

"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price).

"Sellers' Account" means Account No. 05-25828-000, IBAN: DE33 2012 0000 0525 8280 00, SWIFT: BEGODEHH, CURRENCY: USD (state details of bank account) at the Sellers' Bank.

"Sellers' Bank" means Joh. Berenberg, Gossler & Co. KG, Neuer Jungfernstieg 20, 20354 Hamburg. Germany, CORRESPONDENT BANK: JP MORGAN CHASE BANK, NEW YORK, SWIFT- CHASUS33 (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

1.	Purchase Price
The Purchase Price is US$11,000,000.- (United States Dollars Eleven Million Only.) (state currency and amount both in words and figures).

2.	Deposit

As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of 20% (twenty per cent) ~~or, if left blank, 10% (ten per cent)~~, of the Purchase Price (the "Deposit") in an interest bearing account for the Parties with the Deposit Holder within three (3)

Banking Days after the date that:

	(i)	this Agreement has been signed by both the Parties and exchanged ~~in original or~~ by e-mail or telefax; and

	(ii)	~~the Deposit Holder has confirmed in writing to the Parties that the~~ A joint account has been opened.

	(iii)	All subjects have been lifted,whichever the later.

The Deposit shall be released in accordance with joint written instructions of the Sellers and the Buyers ~~Parties~~. Interest, if any, ~~shall~~ to be credited to the Buyers. Any fee charged for opening holding and releasing the said Deposit and facilitating the closing shall be borne equally by the Sellers and the Buyers~~Parties~~. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.

3.	Payment

The 80 (Eighty) pct balance of the Purchase Price together with the 20 (Twenty) pct Deposit shall be paid/released in full free of bank charges to the Sellers' nominated account and bank on delivery of the Vessel concurrently with the Sellers providing the Buyers with the agreed delivery documentation (which shall be agreed upon in an addendum to the MOA), but not later than 3 (Three) Banking Days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this agreement and valid notice of readiness has been given in accordance with Clause 5 of this agreement.

~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):~~

	~~(i)~~	~~the Deposit shall be released to the Sellers; and~~

	~~(ii)~~	~~the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers' Account.~~

4.	Inspection

(a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in Vancouver, Canada (state place) on 9th October 2017 (state date) and have accepted the Vessel following this inspection. and the sale is outright and definite, subject only to the terms and conditions of this Agreement~~.~~ and subject also to the following:.

(a) Provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers following Vessels' inspection within forty eight (48) hours after completion of such inspection or until 20th October 2017, whichever is earlier. Thereafter the Buyers' right for Vessels' inspection shall be waived but always provided that the Vessels' schedule does not change/is delayed in which case the inspection dates and this date of lift of subject will change accordingly. In this case, this subject has to be lifted before the subject of Clause 19 is lifted, i.e. before the successful raising of equity as per Clause 19.

(b) Provided that the Sellers receive written notice of acceptance of the Vessels' class records from the Buyers following Vessels' class record inspection within 48 hours after completion of such Vessels' class records inspection or until 20th October 2017, whichever is earlier.

In any case the Vessels' class record inspection have to be completed and notice of acceptance of the Vessels' class records to be declared before the beggining of the equity raising process, i.e. none of the Vessels can be identified/committed into any kind of document/e-mail correspondence/exchange of the equity raising process unless the Vessels' class records inspection subject has been lifted (but sale always to be subject to Vessels' inspection as per (a) above and Clause 19 below).

~~(b)* The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within ____________ (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in ________ (state place/range) within~~

~~_______ (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel's dock and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative~~ 4(a) ~~shall apply.~~

5.	Time and place of delivery and notices

(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/in~~ within the vessel's trading area ~~(state place/range)~~ in the Sellers' option.

Notice of Readiness shall not be tendered before: 30th of November 2017 (date)

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a)(iii) and 14): 30th of March 2018

(b)  The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with thirty (30), twenty (20), fifteen (15), ten (10), seven (7), five (5) and three (3) days' approximate notice of the date and port and two (2) and one (1) days definite notice of ~~the Sellers intend to tender Notice of Readiness and of the intended~~ place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c)  If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of accepting the new date as the new cancelling date or proposing one new cancelling date.  ~~either cancelling this Agreement in accordance with~~ Clause 14 ~~(Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.~~  If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) ~~and 5(d)~~ shall remain unaltered and in full force and effect.

(d)  Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Divers Inspection / Drydocking
(a)*

(i)
Sellers shall arrange at Buyers expense for an underwater inspection in one of the suitable for underwater inspection, port (within the Vessels' schedule) by class approved divers, at or before the port of delivery such option shall be declared latest nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to clause 5(a)

of this agreement. In case underwater inspection is carried out a port before the port of delivery Sellers to provide a letter of undertaking whereby Sellers to confirm that, to the best of their knowledge, the Vessel has not grounded or touched bottom between the place of diving inspection and the place of delivery. If the inspection would interfere with the charterers schedule, the inspection shall take place at a suitable harbor before the delivery port, and Sellers shall deliver to Buyers at closing a confirmation that the Vessel has not touched bottom since the inspection. Buyers' superintendent to have the right to attend underwater inspection as observer only without interfering with the work or decisions of the Classification Societys surveyor. Sellers to require the class to attend such underwater inspection at Buyers' cost. Such divers inspection to be performed to the satisfaction of the class surveyor. Sellers to facilitate and arrange for availability of the Vessels for such divers inspection. The Sellers may not tender NOR prior to the completion of the underwater inspection.

~~The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representative(s) shall have the right to be present at the diver's inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.~~

(ii)
If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, normal wear and tear excepted, and the Classification Society approves to postpone such repairs/rectification of recommendations/conditions until the next periodical drydocking, then the Vessels to be delivered without drydocking and repairs. The Sellers to make a cash settlement to the Buyers of the estimated direct cost (of labor and materials) of carrying out such repairs/rectification to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be calculated on the basis of the average quotation for the repair work as received from two reputable independent shipyards, one obtained by each party within 3 (three) Banking Days from the date of imposition of the condition/recommendation, unless the parties agree otherwise. Should either of the parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other party shall be the sole basis for the estimation of the costs. Said compensation to be deducted from the Purchase Price at the time of delivery. In case the settlement/repair amount is above USD 250,000.- (United States Dollars Two Hundred Fifty Thousand Only), the Sellers shall have the option (not the obligation) to cancel the agreement. Should the costs exceed this maximum amount and the Sellers inform the Buyers of their intention to cancel this agreement then the Buyers shall have the option to accept the maximum amount as a lumpsum compensation to be deducted from the Purchase Price in full and final settlement of all their claims in connection with the damage and take delivery of the Vessel as she is.

Such option to be declared by the Buyers within two (2) Banking Days after receipt of Sellers notification that they intend to cancel the agreement in accordance with this clause.

In case that agreement is cancelled in accordance with this clause then the Deposit together with interest, if any, shall be released to the Buyers where after this agreement shall become null and void without either party having any claims against the other in relation to this agreement.

In case that agreement is cancelled in accordance with this clause then the Buyers will have to purchase the next in line Vessel from the table as per Annex I of this MOA, as agreed herein.

For the avoidance of doubt, any class condition(s)/recommendation(s) which were already imposed on the Vessel prior to inspection shall not be taken into consideration in view of this clause. the Sellers shall grant no further warranty and shall have no further liability with respect to the condition of the Vessel in excess of the stipulations of this clause and clause 11 . However, if such damage affect the Vessels' class and repairs/ rectification of recommendations/conditions cannot be postponed by Classification Society until the next periodical drydocking, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, then the Sellers shall arrange for the Vessels to be drydocked at their expense for inspection by the Classification Society of the Vessels' underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessels' class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without recommendations/conditions. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance. In case the repair amount is above USD 500,000.- (United States Dollars Five Hundred Thousand Only), the Sellers shall have the option (not the obligation) to cancel the agreement. Should the costs exceed this maximum amount and the Sellers inform the Buyers of their intention to cancel this agreement then the Buyers shall have the option to accept the maximum amount as a lumpsum compensation to be deducted from the Purchase Price in full and final settlement of all their claims in connection with the damage and take delivery of the Vessel as she is.

Such option to be declared by the Buyers within two (2) Banking Days after receipt of Sellers notification that they intend to cancel the agreement in accordance with this clause. In case that agreement is cancelled in accordance with this clause then the Deposit together with interest, if any, shall be released to the Buyers where after this agreement shall become null and void without either party having any claims against the other in relation to this agreement.

In case that agreement is cancelled in accordance with this clause then the Buyers will have to purchase the next in line Vessel from the table as per Annex I of this MOA, as agreed herein.
~~then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the  satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for underwater inspection and the Classification Society's attendance.~~

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class  drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.~~

~~(iii)~~
~~If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the~~

~~Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

(c) If the Vessel is drydocked pursuant to Clause 6(a)(ii) ~~or 6(b)~~ above:

(i)
The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and  consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' cost and expense to the sat action of Classification Society without condition/recommendation**.

(ii)
The costs and expenses relating to the survey of the tailshaft system Shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses.

(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as observe(s) only without interfering with the work or decisions of the Classification Society surveyor.

(iv)
The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Seller's or the Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' work required such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.

* 6(a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.

**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7.	Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore or on order. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property~~, but spares on order are excluded~~. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) if any and/or spare propeller(s)/propeller blade(s) if ~~which~~ are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. ~~Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.~~

Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items:

-1 (one) PC with Vessel's e-mail -1 (one) tender boat with 2 (two) engines -1 scanner for RADAR (MODEL NKE-1075-1) (include list)

Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation: Life Rafts total 3, Gas Bottles (Oxygen /Acetylene/Freon etc.) from Drew Marine Total 12 (include list)
Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

The Buyers shall take over and pay extra for remaining ~~bunkers and~~ unused lubricating and hydraulic oils ~~and greases~~ in storage tanks which have not been passed through the engine system and sealed ~~and-unopened~~- drums at Sellers net contract price (including any discounts) supported by invoices/vouchers. For the avoidance of doubt the bunkers remaining on board belongs to the charterers unless the Vessel in unemployed.

Luboils and Bunkers quantities survey to be mutually performed by the Sellers amd the Buyers' representatives 3 (Three) Banking Days before delivery. Then an agreed allowance for consumption for the period between the joint survey and the time of actual delivery of the Vessel to be subtracted from the figures during the joint survey

The radio installation and navigational equipment shall be included in the Sale. Broached stores and provisions to be included in the Sale without extra payment.

~~and pay either:~~

(a) ~~*the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~

(b) ~~*the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port~~

~~for the quantities taken over.~~

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.

8.	Documentation
The place of closing: Athens

A list of delivery documents to be drawn up and attached to this agreement as an addendum No.1. At the time of delivery the Sellers are to handover to the Buyers onboard manuals (excluding ISMIISPS manuals)/drawings/records on board and ashore, which will be collected at Buyers' cost and arrangement.

Other certificates, excluding original certificates to be returned to competent authorities, but including the original certificate of class, which is on board the Vessel shall also be handed over to the Buyers, in which case the Buyers have the right to take copies of original certificates.

~~(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents listed in Clause 20:~~

~~(i)~~
~~Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers' Nominated Flag State;~~

	~~(ii)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;~~

~~(iii)~~
~~Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);~~

~~(iv)~~
~~Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers' ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;~~

	~~(v)~~	~~Declaration of Class or (depending on the Classification Society) a Class Maintenance~~

~~Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation;~~

~~(vi)~~
~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered;~~

~~(vii)~~
~~A copy of the Vessel's Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed From 2 stating the date on which the Vessel shall cease to be registered with the Vessel's registry;~~

	~~(viii)~~	~~Commercial Invoice for the Vessel;~~

	~~(ix)~~	~~Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

	~~(x)~~	~~A copy of the Sellers' letter to their satellite communication provider cancelling the Vessel's communication contract which is to be sent immediately after delivery of the Vessel;~~

~~(xi)~~
~~Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and~~

	~~(xii)~~	~~The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation~~

~~(b) At the time delivery the Buyers shall provide the Sellers with:~~

	~~(i)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~(ii)~~
~~Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).~~

(c)  If any of the documents listed in Sub clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d)  The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than _____ (state number of days), or if left blank, nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e)  Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f)  Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from ~~all charters,~~ encumbrances, taxes, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over with everything belonging to her in the same condition as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered ~~free of cargo~~ and free of stowaways with her present Class fully maintained without condition/ recommendation *(except any recommendations/condition already imposed on the Vessel prior to inspection) and all survey cycles up to date and~~,~~ free of average damage affecting the Vessel's class, and with her classification certificates and national, international and trading certificates, as well as all other certificates the Vessel had at the time of inspection to be clean, valid and unextended for minimum (three) months at the time of delivery without condition/ recommendation* by the Classification Society or the relevant authorities at the time of delivery (except any recommendations/conditions already imposed on the Vessel prior to inspection).

The number/condition of lashing materials as of delivery shall be substantially same as when th Vessel was observed/inspected by the Buyers, fair wear and tear excepted. Condition of suc lashing materials is based on OSHA requirement.
As to quantity, the Vessel is fitted with lashing as per inventory provided by the Sellers. The lashing will be considered Buyers' stock as from the time of delivery of the Vessel.

"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings
Upon redelivery under the Charter Party,the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers' default

Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers' representatives
After this Agreement has been signed by the Parties and the Deposit has been lodged,

the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense until the time of delivery. One Buyers' superintendent to be allowed to attend the physical delivery/taking over of the Vessel.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only always under Master's discretion, and they shall not interfere in any respect with the operation of the Vessel. The ~~Buyers and the~~ Buyers' representatives shall sign the Sellers' P&L Club's standard letter of indemnity prior to their embarkation. Buyers shall pay to Sellers at the time of delivery USD 15 per day/per person as meal charge. Other charges, including communication if any, shall be paid by the Buyers at the time of delivery.

16.	Law and Arbitration

(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of __________ (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at _________ (state place), subject to the procedures applicable there.~~

*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable, In the absence of deletions, alternative 16(a) shall apply.

17.	Notices
All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

	For the Buyers:	Conchart Commercial Inc. Mrs. Kalliopi Giannopoulou E-mail: chartering@echart.gr Tel: +30 210 6233670 / Fax: +30 210 8081370

	For the sellers:	Jabor Shipping Company Inc. c/o Steamship Shipbroking Enterprises Inc., Ymittou 6, 17564 Palaio Faliro, Athens, Greece Tel: +30 210 9485 360 / Fax: +30 210 9401 810

E-mail: info@stsei.com

18.	Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

19.	Subjects
As per Clause 19 of Annex I.

20.	As Per Clause 20 of Annex I.

21.	Confidentality

All negotiations and eventual sale to be kept private and confidential between the parties involved, subject however to any disclosure requirement in relation to equity raising or and requirement in relation to the U.S. SEC and NASDAQ, Buyers and Sellers bank or required LI law. Should, however, details of the sale become known or reported on the market, neither thi Buyers nor the Sellers shall have the right to withdraw from the sale or to fail to fulfil thei obligations under the MOA.

For and on behalf of the Sellers Name: Symeon Palios	For and on behalf of the Buyers Technomar Shipping Inc.
/s/ Symeon Palios	Name: Theodoros Baltatzis

Title: Director and President	/s/ Theodoros Baltatzis

Title: Director-Vice President-Treasurer

Annex I to the Memorandum of Agreement dated 17th of October 2017

BUYERS: Technomar Shipping Inc for and on behalf of Poseidon Containers Holdings Corp. (or nominated SPVs)

SELLERS: Diana Containerships Inc. (Separate MOAs will be signed for each vessel and the ship-owning company will be named as Seller of the respective vessel)

1. PURCHASE PRICE: Total USD 141,500,000.-gross less 0.36% brokerage commission (the "Purchase Price").
Separate MOA per Vessel.
Purchase Price split per each Vessel, gross and less 0.36% brokerage commission, as per the following table (the "Table")

Sellers' exclusive brokers Messrs. Steamship Shipbroking Enterprises Inc. brokerage commission is covered on a yearly basis directly from the Sellers.

1 Puelo	6,541	2006	17,500,000
2 Hamburg	6,494	2009	20,750,000
3 Rotterdam	6,494	2008	19,250,000
4 March	5,576	2004	11,000,000
5 Great	5,576	2004	11,000,000
6 Pucon	6,541	2006	17,000,000
7 Domingo	3,739	2001	7,500,000
8 Sagitta	3,426	2010	9,250,000
9 Centaurus	3,426	2010	9,250,000
10 Pamina	5,042	2005	9,000,000
11 New Jersey	4,923	2006	10,000,000
			141,500,000

2. DEPOSIT
THE BUYERS SHALL PAY A DEPOSIT OF 20 (TWENTY) PCT OF THE PURCHASE PRICE WITHIN 3 (THREE) BANKING DAYS AFTER THE MOAs HAVE BEEN SIGNED AND EXCHANGED BY FAX/EMAIL BY BOTH PARTIES AND JOINT ACCOUNT OPENED AND ALL SUBJECTS LIFTED WHICHEVER THE LATER.

THIS DEPOSIT SHALL BE PLACED AND HELD IN A JOINT ACCOUNT FOR THE SELLERS AND THE BUYERS WITH SELLERS' NOMINATED FIRST CLASS BANK ("DEPOSIT HOLDER") AND TO BE RELEASED IN ACCORDANCE WITH THE JOINT WRITTEN INSTRUCTIONS OF THE SELLERS AND THE BUYERS. INTEREST, IF ANY, TO BE CREDITED TO THE BUYERS. ANY FEE CHARGED FOR OPENING, HOLDING AND RELEASING THE SAID DEPOSIT AND FACILITATING THE CLOSING SHALL BE BORNE EQUALLY BY THE SELLERS AND THE BUYERS. THE PARTIES SHALL PROVIDE TO THE DEPOSIT HOLDER ALL NECESSARY DOCUMENTATION TO OPEN AND MAINTAIN THE ACCOUNT WITHOUT DELAY.

3.  PAYMENT

THE 80 (EIGHTY) PCT BALANCE OF THE PURCHASE PRICE TOGETHER WITH THE 20 (TWENTY) PCT DEPOSIT SHALL BE PAID/RELEASED IN FULL FREE OF BANK CHARGES TO THE SELLERS' NOMINATED ACCOUNT AND BANK ON DELIVERY OF THE VESSEL CONCURRENTLY WITH THE SELLERS PROVIDING THE BUYERS WITH THE AGREED DELIVERY DOCUMENTATION (WHICH SHALL BE AGREED UPON IN AN ADDENDUM TO THE MOA), BUT NOT LATER THAN 3 (THREE) BANKING DAYS AFTER THE VESSEL IS IN EVERY RESPECT PHYSICALLY READY FOR DELIVERY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND VALID NOTICE OF READINESS HAS BEEN GIVEN IN ACCORDANCE WITH CLAUSE 5 OF THE NSF 2012.

4. INSPECTIONS

THE BUYERS HAVE THE RIGHT TO INSPECT ALL THE VESSELS AND ALL THE VESSELS'

CLASSIFICATION RECORDS SOONEST AFTER THE MOAS ARE SIGNED.

THE SALE SHALL BECOME OUTRIGHT AND DEFINITE, SUBJECT ONLY TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, AND SUBJECT ALSO TO THE FOLLOWING:

(A)
PROVIDED THAT THE SELLERS RECEIVE WRITTEN NOTICE OF ACCEPTANCE OF THE VESSEL FROM THE BUYERS FOLLOWING VESSELS' INSPECTION WITHIN FORTY EIGHT (48) HOURS AFTER COMPLETION OF SUCH INSPECTION OR UNTIL 20TH OCTOBER 2017; THEREAFTER THE BUYERS' RIGHT FOR VESSELS' INSPECTION SHALL BE WAIVED BUT ALWAYS PROVIDED THAT THE VESSELS' SCHEDULE DOES NOT CHANGE/IS DELAYED IN WHICH CASE THE INSPECTION DATES AND THIS DATE OF LIFT OF SUBJECT WILL CHANGE ACCORDINGLY. WHICHEVER IS EARLIER. IN THIS CASE, THIS SUBJECT HAS TO BE LIFTED BEFORE THE SUBJECT OF CLAUSE 19 (C) IS LIFTED, I.E. BEFORE THE SUCCESSFUL RAISING OF EQUITY AS PER CLAUSE 19(C).

(B)
PROVIDED THAT THE SELLERS RECEIVE WRITTEN NOTICE OF ACCEPTANCE OF THE VESSELS' CLASS RECORDS FROM THE BUYERS FOLLOWING VESSEL'S CLASS RECORD INSPECTION WITHIN 48 HOURS AFTER COMPLETION OF SUCH VESSELS' CLASS RECORDS INSPECTION OR UNTIL 20TH OCTOBER 2017, WHICHEVER IS EARLIER. IN ANY CASE THE VESSELS' CLASS RECORD INSPECTION HAVE TO BE COMPLETED AND NOTICE OF ACCEPTANCE OF THE VESSELS' CLASS RECORDS TO BE DECLARED BEFORE THE BEGINNING OF THE EQUITY RAISING PROCESS, I.E. NONE OF THE VESSELS CAN BE IDENTIFIED/COMMITTED INTO ANY KIND OF DOCUMENT/E-MAIL CORRESPONDENCE/EXCHANGE OF THE EQUITY RAISING PROCESS UNLESS THE VESSELS' CLASS RECORDS INSPECTION SUBJECT HAS BEEN LIFTED (BUT SALE ALWAYS TO BE SUBJECT TO VESSEL'S INSPECTION AS PER (A) ABOVE AND CLAUSE 19 (C) BELOW)

OTHERWISE AS PER (b) OF NSF 2012 BUYERS TO COMPLETE ALL VESSELS/RECORDS INSPECTIONS BY 20TH OCTOBER 2017.

5. NOTICES, DELIVERY PLACE AND TIME

THE SELLERS SHALL KEEP THE BUYERS WELL INFORMED OF THE VESSELS' ITINERARY AND SHALL PROVIDE THE BUYERS WITH 30, 20, 15, 10, 7, 5 AND 3 DAYS APPROXIMATE NOTICE AND PROBABLE PORT AND 2/1 DAY DEFINITE NOTICE OF DELIVERY DATE AND PORT. WHEN THE VESSELS ARE AT THE PLACE OF DELIVERY AND IN EVERY RESPECT PHYSICALLY READY FOR DELIVERY IN ACCORDANCE WITH THIS AGREEMENT THE SELLERS SHALL GIVE THE BUYERS A WRITTEN NOTICE OF READINESS FOR DELIVERY.

THE VESSELS SHALL BE DELIVERED AND TAKEN OVER WITHIN THE VESSELS TRADING AREA, SAFELY AFLOAT AT A SAFE AND ACCESSIBLE BERTH OR ANCHORAGE IN THE SELLERS' OPTION.

(DELIVERY VESSELS TO TAKE PLACE BETWEEN 30TH NOVEMBER 2017 AND 10TH MARCH 2018 (DATES TO BE NARROWED/MUTUALLY AGREED ON AN AD HOC BASIS AND FORM PART OF AN ADDENDUM TO THE MOA) TIME -WITHIN THE AGREED NARROWED DATES - IN SELLERS' OPTION, BUT CANCELLING DATE OF 30TH MARCH 2018 IN THE BUYERS' OPTION, WHICH SHALL BE EXTENDED ACCORDINGLY IN THE CASE OF CLAUSE 20 OF THIS AGREEMENT.)

IF THE SELLERS ANTICIPATE THAT, NOTWITHSTANDING THE EXERCISE OF DUE DILIGENCE BY THEM, THE VESSEL WILL NOT BE READY FOR DELIVERY BY THE CANCELLING DATE THEY MAY NOTIFY THE BUYERS IN WRITING STATING THE DATE WHEN THEY ANTICIPATE THAT THE VESSEL WILL BE READY FOR DELIVERY AND PROPOSING A NEW CANCELLING DATE. UPON RECEIPT OF SUCH NOTIFICATION THE BUYERS SHALL HAVE THE OPTION OF ACCEPTING THE NEW DATE AS THE NEW CANCELLING DATE OR PROPOSING A NEW CANCELLING DATE.
IF THE BUYERS HAVE NOT DECLARED THEIR OPTION WITHIN THREE (3) BANKING DAYS OF RECEIPT OF THE SELLERS' NOTIFICATION OR IF THE BUYERS ACCEPT THE NEW DATE, THE DATE PROPOSED IN THE SELLERS' NOTIFICATION SHALL BE DEEMED TO BE THE NEW CANCELLING DATE AND SHALL BE SUBSTITUTED FOR THE CANCELLING DATE STIPULATED IN LINE 79. IF THIS AGREEMENT IS MAINTAINED WITH THE NEW CANCELLING DATE ALL OTHER TERMS AND CONDITIONS HEREOF INCLUDING THOSE CONTAINED IN CLAUSE 5(B) SHALL REMAIN UNALTERED AND IN FULL FORCE AND EFFECT.

AT LEAST 7 (SEVEN) DAYS INTERVAL BETWEEN THE DELIVERIES OF THE VESSELS.

THE SALE INCLUDE A TIMECHARTER OF THE VESSELS FOR BALANCE PERIOD AGAINST A NOVATION AGREEMENT TO BE AGREED BETWEEN SELLERS/BUYERS/CHARTERERS.

6. DRYDOCKING / DIVERS INSPECTION AS PER NSF 2012

CLAUSE 6.B) DELETED

6 A TO READ
SELLERS SHALL ARRANGE AT BUYERS' EXPENSE FOR AN UNDERWATER INSPECTION IN ONE OF THE SUITABLE FOR UNDERWATER INSPECTION, PORT (WITHIN THE VESSELS' SCHEDULE) BY CLASS APPROVED DIVERS, AT OR BEFORE THE PORT OF DELIVERY SUCH OPTION SHALL BE DECLARED LATEST NINE (9) DAYS PRIOR TO THE VESSEL'S INTENDED DATE OF READINESS FOR DELIVERY AS NOTIFIED BY THE SELLERS PURSUANT TO CLAUSE 5(A) OF THIS AGREEMENT.
IN CASE UNDERWATER INSPECTION IS CARRIED OUT A PORT BEFORE THE PORT OF DELIVERY SELLERS TO PROVIDE A LETTER OF UNDERTAKING WHEREBY SELLERS TO CONFIRM THAT, TO THE BEST OF THEIR KNOWLEDGE, THE VESSEL HAS NOT GROUNDED OR TOUCHED BOTTOM BETWEEN THE PLACE OF DIVING INSPECTION AND THE PLACE OF DELIVERY.
IF THE INSPECTION WOULD INTERFERE WITH THE CHARTERERS' SCHEDULE, THE INSPECTION SHALL TAKE PLACE AT A SUITABLE HARBOR BEFORE THE DELIVERY PORT, AND SELLERS SHALL DELIVER TO BUYERS AT CLOSING A CONFIRMATION THAT THE VESSEL HAS NOT TOUCHED BOTTOM SINCE THE INSPECTION. BUYERS' SUPERINTENDENT TO HAVE THE RIGHT TO ATTEND UNDERWATER INSPECTION AS OBSERVER ONLY WITHOUT INTERFERING WITH THE WORK OR DECISIONS OF THE CLASSIFICATION SOCIETY'S SURVEYOR. SELLERS TO REQUIRE THE CLASS TO ATTEND SUCH UNDERWATER INSPECTION AT BUYERS' COST. SUCH DIVERS INSPECTION TO BE PERFORMED TO THE SATISFACTION OF THE CLASS SURVEYOR. SELLERS TO FACILITATE AND ARRANGE FOR AVAILABILITY OF THE VSLS FOR SUCH DIVERS INSPECTION. THE SELLERS MAY NOT TENDER NOR PRIOR TO THE COMPLETION OF THE U/W.

CLAUSE 6 A (II) TO READ AS FOLLOWS:
IF THE RUDDER, PROPELLER, BOTTOM OR OTHER UNDERWATER PARTS BELOW THE DEEPEST LOAD LINE ARE FOUND BROKEN, DAMAGED OR DEFECTIVE SO AS TO AFFECT THE VESSELS' CLASS, NORMAL WEAR AND TEAR EXCEPTED, AND THE CLASSIFICATION SOCIETY APPROVES TO POSTPONE SUCH REPAIRS/RECTIFICATION OF RECOMMENDATIONS/CONDITIONS UNTIL THE NEXT PERIODICAL DRYDOCKING, THEN THE VESSELS TO BE DELIVERED WITHOUT DRYDOCKING AND REPAIRS. THE SELLERS TO MAKE A CASH SETTLEMENT TO THE BUYERS OF THE ESTIMATED DIRECT COST (OF LABOR AND MATERIALS) OF CARRYING OUT FOR SUCH REPAIRS/RECTIFICATION TO THE SATISFACTION OF THE CLASSIFICATION SOCIETY, WHEREAFTER THE BUYERS SHALL HAVE NO FURTHER RIGHTS WHATSOEVER IN RESPECT OF THE DEFECTS AND/OR REPAIRS. THE ESTIMATED DIRECT COST OF THE REPAIRS SHALL BE CALCULATED ON THE BASIS OF THE AVERAGE QUOTATION FOR THE REPAIR WORK AS RECEIVED FROM TWO REPUTABLE INDEPENDENT SHIPYARDS, ONE OBTAINED BY EACH PARTY WITHIN 3 (THREE) BANKING DAYS FROM THE DATE OF IMPOSITION OF THE CONDITION/RECOMMENDATION, UNLESS THE PARTIES AGREE OTHERWISE. SHOULD EITHER OF THE PARTIES FAIL TO OBTAIN SUCH A QUOTE WITHIN THE STIPULATED TIME THEN THE QUOTE DULY OBTAINED BY THE OTHER PARTY SHALL BE THE SOLE BASIS FOR THE ESTIMATION OF THE COSTS.SAID COMPENSATION TO BE DEDUCTED FROM THE PURCHASE PRICE AT THE TIME OF DELIVERY. IN CASE THE SETTLEMENT/REPAIR AMOUNT IS ABOVE USD250,000.- (UNITED STATES DOLLARS TWO HUNDRED FIFTY THOUSAND), THE SELLERS SHALL HAVE THE OPTION (NOT THE OBLIGATION) TO CANCEL THE AGREEMENT. SHOULD THE COSTS EXCEED THIS MAXIMUM AMOUNT AND THE SELLERS INFORM THE BUYERS OF THEIR INTENTION TO CANCEL THIS AGREEMENT THEN THE BUYERS SHALL HAVE THE OPTION TO ACCEPT THE MAXIMUM AMOUNT AS A LUMPSUM COMPENSATION TO BE DEDUCTED FROM THE PURCHASE PRICE IN FULL AND FINAL SETTLEMENT OF ALL THEIR CLAIMS IN CONNECTION WITH THE DAMAGE AND TAKE DELIVERY OF THE VESSEL AS SHE IS. SUCH OPTION TO BE DECLARED BY THE BUYERS WITHIN TWO (2) BANKING DAYS AFTER RECEIPT OF SELLERS NOTIFICATION THAT THEY INTEND TO CANCEL THE AGREEMENT IN ACCORDANCE WITH THIS CLAUSE.

IN CASE THAT AGREEMENT IS CANCELLED IN ACCORDANCE WITH THIS CLAUSE THEN THE DEPOSITTOGETHER WITH INTEREST, IF ANY, SHALL BE RELEASED TO THE BUYERS WHERE AFTER THIS AGREEMENT SHALL BECOME NULL AND VOID WITHOUT EITHER PARTY HAVING ANY CLAIMS AGAINST THE OTHER IN RELATION TO THIS AGREEMENT.

IN CASE THAT AGREEMENT IS CANCELLED IN ACCORDANCE WITH THIS CLAUSE THEN THE BUYERS WILL HAVE TO PURCHASE THE NEXT IN LINE VESSEL FROM THE TABLE, AS AGREED HEREIN.

FOR THE AVOIDANCE OF DOUBT, ANY CLASS CONDITION(S)/RECOMMENDATION(S) WHICH WERE ALREADY IMPOSED ON THE VESSEL PRIOR TO INSPECTION SHALL NOT BE TAKEN INTO CONSIDERATION IN VIEW OF THIS CLAUSE. THE SELLERS SHALL GRANT NO FURTHER WARRANTY AND SHALL HAVE NO FURTHER LIABILITY WITH RESPECT TO THE CONDITION OF THE VESSEL IN EXCESS OF THE STIPULATIONS OF THIS CLAUSE AND CLAUSE 11.

HOWEVER, IF SUCH DAMAGE AFFECT THE VESSELS' CLASS AND REPAIRS/ RECTIFICATION OF RECOMMENDATIONS/CONDITIONS CANNOT BE POSTPONED BY CLASSIFICATION SOCIETY UNTIL THE NEXT PERIODICAL DRYDOCKING, THEN UNLESS REPAIRS CAN BE CARRIED OUT AFLOAT TO THE SATISFACTION OF THE CLASSIFICATION SOCIETY, THEN THE SELLERS SHALL ARRANGE FOR THE VESSELS TO BE DRYDOCKED AT THEIR EXPENSE FOR INSPECTION BY THE CLASSIFICATION SOCIETY OF THE VESSELS' UNDERWATER PARTS BELOW THE DEEPEST LOAD LINE, THE EXTENT OF THE INSPECTION BEING IN ACCORDANCE WITH THE

CLASSIFICATION SOCIETY RULES. IF THE RUDDER, PROPELLER, BOTTOM OR OTHER UNDERWATER PARTS BELOW THE DEEPEST LOAD LINE ARE FOUND BROKEN, DAMAGED OR DEFECTIVE SO AS TO AFFECT THE VESSELS' CLASS, SUCH DEFECTS SHALL BE MADE GOOD BY THE SELLERS AT THEIR EXPENSE TO THE SATISFACTION OF THE CLASSIFICATION SOCIETY WITHOUT RECOMMENDATIONS/CONDITIONS. IN SUCH EVENT THE SELLERS ARE TO PAY ALSO FOR THE COST OF THE UNDERWATER INSPECTION AND THE CLASSIFICATION SOCIETY'S ATTENDANCE. IN CASE THE REPAIR AMOUNT IS ABOVE USD500,000.- (UNITED STATES DOLLARS FIVE HUNDRED THOUSAND), THE SELLERS SHALL HAVE THE OPTION (NOT THE OBLIGATION) TO CANCEL THE AGREEMENT. SHOULD THE COSTS EXCEED THIS MAXIMUM AMOUNT AND THE SELLERS INFORM THE BUYERS OF THEIR INTENTION TO CANCEL THIS AGREEMENT THEN THE BUYERS SHALL HAVE THE OPTION TO ACCEPT THE MAXIMUM AMOUNT AS A LUMPSUM COMPENSATION TO BE DEDUCTED FROM THE PURCHASE PRICE IN FULL AND FINAL SETTLEMENT OF ALL THEIR CLAIMS IN CONNECTION WITH THE DAMAGE AND TAKE DELIVERY OF THE VESSEL AS SHE IS. SUCH OPTION TO BE DECLARED BY THE BUYERS WITHIN TWO (2) BANKING DAYS AFTER RECEIPT OF SELLERS NOTIFICATION THAT THEY INTEND TO CANCEL THE AGREEMENT IN ACCORDANCE WITH THIS CLAUSE.

IN CASE THAT AGREEMENT IS CANCELLED IN ACCORDANCE WITH THIS CLAUSE THEN THE DEPOSIT TOGETHER WITH INTEREST, IF ANY, SHALL BE RELEASED TO THE BUYERS WHERE AFTER THIS AGREEMENT SHALL BECOME NULL AND VOID WITHOUT EITHER PARTY HAVING ANY CLAIMS AGAINST THE OTHER IN RELATION TO THIS AGREEMENT.

IN CASE THAT AGREEMENT IS CANCELLED IN ACCORDANCE WITH THIS CLAUSE THEN THE BUYERS WILL HAVE TO PURCHASE THE NEXT IN LINE VESSEL FROM THE TABLE, AS AGREED HEREIN.

OTHERWISE CLAUSE 6 C) OF NSF 2012 TO APPLY IN FULL.

7. SPARES, BUNKERS ETC.

THE SELLERS SHALL DELIVER THE VESSELS TO THE BUYERS WITH EVERYTHING BELONGING TO THEM ON BOARD AND ON SHORE OR ON ORDER. ALL SPARE PARTS AND SPARE EQUIPMENT INCLUDING SPARE TAIL-END SHAFT(S), IF ANY, AND/OR SPARE PROPELLER(S) /PROPELLER BLADE(S) IF ANY, BELONGING TO THE VESSELS AT THE TIME OF INSPECTION USED OR UNUSED WHETHER ON BOARD OR NOT SHALL BECOME THE BUYERS' PROPERTY. FORWARDING CHARGES, IF ANY, SHALL BE FOR THE BUYERS' ACCOUNT. THE SELLERS ARE NOT REQUIRED TO REPLACE SPARE PARTS INCLUDING SPARE TAIL-END SHAFT(S), IF ANY, AND/OR SPARE PROPELLER(S) /PROPELLER BLADE(S) IF ARE TAKEN OUT OF SPARE AND USED AS REPLACEMENT PRIOR TO DELIVERY, BUT THE REPLACED ITEMS SHALL BE THE PROPERTY OF THE BUYERS.

THE RADIO INSTALLATION AND NAVIGATIONAL EQUIPMENT SHALL BE INCLUDED IN THE SALE. IRIDIUM/FBB/SAT-LINKS-ANY LEASED EQUIPMENT MAY BE INCLUDED IN THE SALE BY TRANSFERRING THE CONTRACTS TO THE BUYERS. REVERTING.

LIBRARY AND FORMS EXCLUSIVELY FOR USE IN THE SELLERS' VESSEL(S) AND CAPTAIN'S, OFFICERS' AND CREW'S PERSONAL BELONGINGS INCLUDING THE SLOP CHEST ARE TO BE EXCLUDED FROM THE SALE. BROACHED STORES AND PROVISIONS TO BE INCLUDED IN THE SALE WITHOUT EXTRA PAYMENT.

HIRED / EXCLUDED ITEMS ARE AS FOLLOWS:
 PLSE ADVISE

ITEMS ON BOARD WHICH ARE ON HIRE OR OWNED BY THIRD PARTIES ON A VESSEL SPECIFIC BASIS TO BE EXCLUDED FROM THE SALE WITHOUT COMPENSATION. (REVERTING WITH MORE ITEMS SEPARATELY FOR EACH VESSEL)

•	LIFE RAFTS
•	GAS BOTTLES
•	CENTAURUS: SATLINK 1 PC - CITADEL EQUIPMENT
•	SAGITTA: SATLINK 1 PC - CITADEL EQUIPMENT
•	MARCH: FBB 1 PC
•	GREAT: SATLINK 1 PC - TENDER BOAT ALONG WITH HER OUTBOARD ENGINE AND ACCESSORIES - CITADEL EQUIPMENT
•	DOMINGO: SATLINK 1 PC - CITADEL EQUIPMENT
•	PUELO: SATLINK 1 PC - CITADEL EQUIPMENT
•	PUCON: SATLINK 1 PC - CITADEL EQUIPMENT
•	PAMINA: SATLINK 1 PC - TENDER BOAT ALONG WITH HER OUTBOARD ENGINE AND ACCESSORIES - CITADEL EQUIPMENT
•	HAMBURG: SATLINK 1 PC - CITADEL EQUIPMENT
•	ROTTERDAM: SATLINK 1 PC - CITADEL EQUIPMENT
•	JERSEY: SATLINK 1 PC - CITADEL EQUIPMENT

IF THE VESSEL(S) IS / ARE UNEMPLOYED ALL REMAINING ON BOARD BUNKERS TO BE TAKEN OVER AND PAID BY THE BUYERS TO THE SELLERS AT NET CONTRACT PRICE, SUPPORTED BY INVOICES/VOUCHERS.

THE BUYERS SHALL TAKE OVER AND PAY EXTRA FOR UNUSED LUBOILS AND HYDRAULIC OILS IN STORAGE TANKS WHICH HAVE NOT BEEN PASSED THROUGH THE ENGINE SYSTEM AND SEALED DRUMS AT SELLERS NET CONTRACT PRICE (INCL ANY DISCOUNTS) SUPPORTED BY INVOICES/VOUCHERS. FOR THE AVOIDANCE OF DOUBT THE BUNKERS ROB BELONGS TO THE CHARTERERS UNLESS THE VESSEL IS UNEMPLOYED.

LUBOILS +BUNKERS QUANTITIES SURVEY TO BE MUTUALLY PERFORMED BY THE SELLERS AND THE BUYERS' REPRESENTATIVES 3 (THREE) BANKING DAYS BEFORE DELIVERY. THEN AN AGREED ALLOWANCE FOR CONSUMPTION FOR THE PERIOD BETWEEN THE JOINT SURVEY AND THE TIME OF ACTUAL DELIVERY OF THE VESSEL TO BE SUBTRACTED FROM THE FIGURES DURING THE JOINT SURVEY.

8.  DOCUMENTATION

THE PLACE OF CLOSING: ATHENS
A LIST OF DELIVERY DOCUMENTS TO BE DRAWN UP AND ATTACHED TO THIS AGREEMENT AS AN ADDENDUM NO. 1. AT THE TIME OF DELIVERY THE SELLERS ARE TO HANDOVER TO THE BUYERS ONBOARD MANUALS (EXCLUDING ISM/ISPS MANUALS)/DRAWINGS/RECORDS ON BOARD AND ASHORE, WHICH WILL BE COLLECTED AT BUYERS' COST AND ARRANGEMENT.
OTHER CERTIFICATES, EXCLUDING ORIGINAL CERTIFICATES TO BE RETURNED TO COMPETENT AUTHORITIES, BUT INCLUDING THE ORIGINAL CERTIFICATE OF CLASS, WHICH IS ON BOARD THE VESSEL SHALL ALSO BE HANDED OVER TO THE BUYERS, IN WHICH CASE THE BUYERS HAVE THE RIGHT TO TAKE COPIES OF ORIGINAL CERTIFICATES. 0/W AS PER NSF 2012.

9.  ENCUMBRANCES

THE SELLERS WARRANT THAT THE VESSEL, AT THE TIME OF DELIVERY, IS FREE

FROM ALL ENCUMBRANCES, TAXES, MORTGAGES AND MARITIME LIENS OR ANY OTHER DEBT WHATSOEVER.

10.  TAXES

AS PER NSF 2012.

11.  CONDITION ON DELIVERY

A)
THE VESSELS WITH EVERYTHING BELONGING TO THEM SHALL BE AT SELLERS' RISK AND EXPENSE UNTIL THEY ARE DELIVERED TO THE BUYERS, BUT SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT THEY SHALL BE DELIVERED AND TAKEN OVER WITH EVERYTHING BELONGING TO THEM IN THE SAME CONDITION AS AT THE TIME OF INSPECTION FAIR WEAR AND TEAR EXCEPTED.

THE VESSELS TO BE DELIVERED WITH THEIR PRESENT CLASS FULLY MAINTAINED WITHOUT RECOMMENDATIONS/CONDITIONS (EXCEPT ANY RECOMMENDATIONS / CONDITIONS ALREADY IMPOSED ON THE VESSEL(S) PRIOR TO INSPECTION) AND WITH ALL SURVEY CYCLES UPTO DATE AND FREE OF AVERAGE DAMAGE AFFECTING CLASS AND WITH THEIR CLASSIFICATION CERTIFICATE AND WITH ALL NATIONAL, INTERNATIONAL AND TRADING CERTIFICATES AS WELL AS ALL OTHER CERTIFICATES THE VSLS HAD AT THE TIME OF INSPECTION TO BE CLEAN, VALID AND UNEXTENDED FOR MIN 3 MONTHS AT THE TIME OF DELIVERY (EXCLUDING THE MV NEW JERSEY WHICH IS LAID UP) WITHOUT CONDITIONS/RECOMMENDATIONS BY THE CLASS OR THE RELEVANT AUTHORITIES. (EXCEPT ANY RECOMMENDATIONS / CONDITIONS ALREADY IMPOSED ON THE VESSEL(S) PRIOR TO INSPECTION)

B) THE NUMBER/CONDITION OF LASHING MATERIALS AS OF DELIVERY SHALL BE SUBSTANTIALLY SAME AS WHEN THE VESSEL WAS OBSERVED /INSPECTED BY THE BUYERS, FAIR WEAR AND TEAR EXCEPTED. CONDITION OF SUCH LASHING MATERIALS IS BASED ON OSHA REQUIREMENT.

AS TO QUANTITY, THE VESSEL IS FITTED WITH LASHING AS PER INVENTORY PROVIDED BY THE SELLERS. THE LASHING WILL BE CONSIDERED BUYERS' STOCK AS FROM THE TIME OF DELIVERY OF THE VESSEL.

12.  NAME/MARKINGS

UPON REDELIVERY UNDER CHARTER PARTY, THE BUYERS UNDERTAKE TO CHANGE

THE NAME OF THE VESSEL AND ALTER THE MARKINGS.

FOR UNEMPLOYED VESSELS:

UPON DELIVERY THE BUYERS UNDERTAKE TO CHANGE THE NAME OF THE VESSEL AND

ALTER FUNNEL MARKINGS.

13.  BUYERS' DEFAULT
 AS PER NSF 2012

14.  SELLERS' DEFAULT
 AS PER NSF 2012

15.  BUYERS' REPRESENTATIVES

AS PER NSF 2012. ONE BUYERS' SUPERINTENDENT TO BE ALLOWED TO ATTEND THE PHYSICAL DELIVERY / TAKING OVER. TWO (2) BUYERS' REPRESENTATIVES AFTER THE DEPOSIT IS LODGED AT THEIR SOLE RISK AND EXPENSE UNTIL THE TIME OF DELIVERY.

THESE REPRESENTATIVES ARE ON BOARD FOR THE PURPOSE OF FAMILIARISATION AND IN THE CAPACITY OF OBSERVERS ONLY, ALWAYS UNDER MASTER'S DISCRETION AND THEY SHALL NOT INTERFERE IN ANY RESPECT WITH

THE OPERATION OF THE CREW AND THE VESSEL. THE BUYERS' REPRESENTATIVES SHALL SIGN THE SELLERS' P&I CLUB STANDARD LOI PRIOR TO THEIR EMBARKATION. BUYERS SHALL PAY TO SELLERS AT THE TIME OF DELIVERY US$15 PER DAY PER PERSON AS MEAL CHARGE. OTHER CHARGE, INCLUDING COMMUNICATION, IF ANY, SHALL BE PAID BY THE BUYERS AT THE TIME OF DELIVERY.

16.  ARBITRATION
CLAUSE A) OF NSF 2012 TO APPLY WITH LMAA TO APPLY.

17.  NOTICES-AS PER NSF 2012

18.  ENTIRE AGREEMENT- AS PER NSF 2012

19.  SUBJECTS

The Offer is subject to:

(a) Completion of Vessel's inspection as detailed above in cl 4(a).This subject to be lifted no later than Athens C.O.B 20th October 2017; thereafter the Buyers' right for Vessels' inspection shall be waived but always provided that the Vessels' schedule does not change/is delayed in which case the inspection dates and this date of lift of subject will change accordingly, In this case, this subject has to be lifted before the subject of clause 19 (c) is lifted, i.e. before the successful raising and receipt of equity as per clause 19(c).

(b) Completion of Vessels' class records inspection. This subject to be lifted no later than Athens C.O.B 20th October 2017. In any case, the Vessels' class record inspection have to be completed and notice of acceptance of the Vessels' class records to be declared before the beginning of the equity raising process, i.e. none of the vessels can be identified/committed into any kind of document/e-mail correspondence/exchange of the equity raising process unless the Vessels' class records inspection subject has been lifted (but sale always subject to this clause 19 (a) and (c).).

and

(c) The successful raising and receipt of at least USD 49,000,000- in gross proceeds in connection with the issue of ~~such~~ share capital of Poseidon Containers Holdings Corp. This subject to be lifted not later than c.o.b Athens on 3rd November 2017.

On the condition that all above subjects (a), (b) and (c) have been lifted then the Buyers will have the following obligations:

i.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 49,000,000- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessel with Ref number 3 as per the Table, at the Purchase Price provided therein and (2a) the option to buy any of the Vessels with Ref number 1,2,4,5,6 and 7 in order of numerical priority as shown in the Table (i.e. first the Vessel with Ref number 1, second the Vessel with Ref no 2 etc). Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above.

ii.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 60,000,000- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 3 and 4 as per the Table, each at the Purchase Price provided therein and (2a) the option to buy any of the Vessels with Ref number 1,2,5,6 and 7 in order of numerical priority as shown in the Table (i.e. first the

Vessel with Ref number 1, second the Vessel with Ref no 2 etc). Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above.

iii.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 68,000,000- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 3, 7 and 5 as per the Table, each at the Purchase Price provided therein and (2a) the option to buy any of the Vessels with Ref number 1,2, 4 and 6 in order of reference priority as shown hereto (i.e. first the Vessel with Ref number 1, second the Vessel with Ref no 2, third the Vessel with Ref no 4 and fourth the Vessel with Ref no 6 etc). Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above..

iv.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 70,000,000- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 1,4 and 5 as per the Table, each at the Purchase Price provided therein and (2a) the option to buy any of the Vessels with Ref number 2,3,6 and 7 in order of numerical priority as shown in the Table (i.e. first the Vessel with Ref number 2, second the Vessel with Ref no 3, third the vessel with Ref no.6 etc). Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above.

v.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 79,000,000- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 1,2 and 4 as per the Table, each at the Purchase Price provided therein and (2a) the option to buy any of the Vessels with Ref number 3,5,6 and 7 in order of numerical priority as shown in the Table (i.e. first the Vessel with Ref number 3, second the Vessel with Ref no 5 etc). Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above.

vi.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 90,000,000- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 1,2,4 and 5 as per the Table, each at the Purchase Price provided therein and (2a) the option to buy any of the Vessels with Ref number 3,6 and 7 in order of numerical priority as shown in the Table (i.e. first the Vessel with Ref number 1, second the Vessel with Ref no 2 etc). Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above.

vii.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 99,000,000- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 1,2,3 and 4 as per the Table, each at the Purchase Price provided therein and (2a) the option to buy any of the Vessels with Ref number 5,6 and 7 in order of numerical priority as shown in the Table (i.e. first the Vessel with Ref number 5, second the Vessel with Ref no 6 etc). Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above.

viii.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 110,000,000.- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 1,2,3,4,and 5 as per the Table, each at the Purchase Price provided therein and (2a) the option to buy any of the Vessels with Ref number 6 and 7 in order of numerical priority as shown in the Table (i.e. first the Vessel with Ref number 6, second the Vessel with Ref no 7 etc). Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above.

ix.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 127,000,000- in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 1,2,3,4,5 and 6 as per the Table, each at the Purchase Price provided therein and (2a) the option to buy the Vessel with Ref number 7 as shown in the Table. Such Buyers' option to be declared simultaneously with the lift of subject under 19 (c) above.

x.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives at least USD 134,000,000 in gross proceeds with the issue of its share capital, then Poseidon Corp will have: (1a) the obligation to purchase the Vessels with Ref number 1,2,3,4,5, 6 and 7 as per the Table, each at the Purchase Price provided therein.

xi.
In case Poseidon Containers Holdings Corp ("Poseidon Corp") raises and receives an amount in between the aforementioned specific amounts under clause 19 (c): (i)-(x), then the previous respective sub-clause 19 to apply.

xii.
In case that the subjects under 19(a) and 19 (b) above is not lifted in respect of one or more of the Vessels which Poseidon Corp. would be obliged to buy (following the lifting of the subject under 19(c) above) under paras. (i)-(x) above (the "cancelled Vessels"), then Poseidon Corp. shall have the obligation to purchase in lieu of the cancelled Vessels such number of the corresponding optional Vessels (the "replacement Vessels") so that the aggregate Purchase Price of the replacement Vessels (as provided in the above Table) equals as close as possible (but not exceeds) the aggregate Purchase Price of the cancelled Vessels (as provided in the above Table) but always within the amount limits as specified under paras. (i)-(x) hereabove. In that case the option of Poseidon Corp. to purchase the remaining (other than the replacement Vessels) optional Vessels shall remain valid as provided in paras. (i)-(x) above.

And

(d) Buyers will take over of the balance time charter, where applicable, and Sellers/Buyers/Charterers to sign a tripartite novation agreement to this effect.

and

Buyers' and Sellers' BOD approval to be lifted 1(one) working day after agreement of main terms.

20. (a) In case the Buyers raise debt on any of the Vessels within a period ending 45 (forty-five) days after the lift of subject in clause 19 (c), they will have the obligation to buy (and Sellers will have the obligation to sell to the Buyers) any of the remaining vessels such that the aggregate sale price as shown in the Table will be as close as possible (but not exceeds) to the total debt raised and always within the amount limits as specified into clause 19 (c), along with its respective sub-clauses here above. For the avoidance of doubt, during this period of 45 (forty-five) days the Sellers shall not have the option to sell the remaining vessels to other buyers.

(b) Following the expiration of the 45 (forty-five) days period mentioned in c1.20(a) above, in case the Buyers raise debt on any of the Vessels within a period ending 6 (six) months after the expiration of the said 45 (forty-five) days period, Buyers will have the obligation to buy any of the remaining vessels such that the aggregate sale price as shown in the Table will be as close as possible (but not exceeds) to the total debt raised and always within the amount limits as specified into clause 19 (c), along with its respective sub-clauses here above. The Sellers will have the option to deny, unless the Vessel(s)' price, which is to be sold, varies at that time within the range of +/- 10% of its agreed purchase price. Should a dispute arise as for the Vessel(s) price, then the Vessel(s)' purchase price shall be calculated on the basis of the average valuations that both parties shall obtain from two reputable shipbrokers (namely Clarksons and Vessels Value and Braemar ACM and Maersk Broker K/S) in this respect. Sellers will also have the option to sell the remaining vessels to other buyers during that period of 6 (six) months.

21.  CONFIDENTIALITY

ALL NEGOTIATIONS AND EVENTUAL SALE TO BE KEPT PRIVATE AND CONFIDENTIAL BETWEEN THE PARTIES INVOLVED, SUBJECT HOWEVER TO ANY DISCLOSURE REQUIREMENT IN RELATION TO EQUITY RAISING OR ANY REQUIREMENT IN RELATION TO THE U.S. SEC AND NASDAQ, BUYERS AND SELLERS BANK OR REQUIRED BY LAW. SHOULD, HOWEVER, DETAILS OF THE SALE BECOME KNOWN OR REPORTED ON THE MARKET, NEITHER THE BUYERS NOR THE SELLERS SHALL HAVE THE RIGHT TO WITHDRAW FROM THE SALE OR TO FAIL TO FULFIL THEIR OBLIGATIONS UNDER THE MOA.

OTHERWISE MOA TO BE BASED ON NORWEGIAN SALES FORM 2012 SUITABLY AMENDED.

THE VESSELS TO BE TAKEN OVER WITH EXISTING T/CHARTER EMPLOYMENT AND NOVATION AGREEMENT TO BE AGREED AND SIGNED AMONG SELLERS/BUYERS/CHARTERERS.

END